EXHIBIT 99.1

Capstone Therapeutics Enters Into a Joint Venture for the Development of Apo E Mimetic Peptide AEM-28 and Analogs and Announces Conference Call

TEMPE, Ariz. and SUDBURY, Mass., Aug. 3, 2012 (GLOBE NEWSWIRE) -- Capstone Therapeutics Corp. (OTCQB:CAPS) and LipimetiX, LLC, a privately-held biopharmaceutical company, today announced that they have entered into a joint venture to develop a class of drugs targeted for indications related to lowering blood cholesterol levels. The joint venture, LipimetiX Development LLC ("JV"), will develop a family of Apo E mimetic peptides licensed from The UAB Research Foundation ("UABRF"). The University of Alabama at Birmingham ("UAB") is a leading research institution in this field.

Under terms of the JV agreement, Capstone will contribute $6 million: $1 million for voting common ownership units representing 60% ownership in JV; and $5 million for non-voting preferred ownership units, which have preferential distribution rights. Initial funding of $3.3 million will be advanced at closing with funding of the remaining $2.7 million (held in escrow) upon milestone achievement of IND allowance by FDA. LipimetiX LLC will contribute to JV its existing license agreement with UABRF related to Apo E mimetic peptides AEM-28 and analogs, in return for voting common ownership units representing 40% ownership in JV. LipimetiX LLC principals Dennis Goldberg, Ph.D., Phillip M. Friden, Ph.D. and Eric M. Morrel, Ph.D. will be joined on the JV's five member Joint Development Committee by Capstone consultant Randy Steer, MD, Ph.D. and Jock Holliman, Executive Chairman of Capstone.

Dr. Goldberg, Ph.D., CEO of LipimetiX, LLC comments, "The UAB research program in Apo E mimetics is world class and has long established the efficacy of that class of peptides in VLDL and LDL cholesterol reduction. The AEM-28 mimetic peptide specifically has shown exciting results in the predictive preclinical models for this indication. Our joint development program with Capstone will target safety and proof of the significant non-HDL cholesterol reduction characteristic of this drug. The initial indication will focus on patients with genetic mutations that limit their ability to control cholesterol with statins and other drugs. The JV will seek Orphan Drug designation for AEM-28."

Jock Holliman, Executive Chairman of Capstone comments, "As previously stated in our 2012 annual meeting correspondence, Capstone has continued to search for ways to create stockholder value while the qui tam litigation runs its course. Dennis Goldberg and his colleagues are proven, successful drug developers and AEM-28 has been well-characterized as a preclinical candidate. Cardiovascular drugs targeting cholesterol reduction represent a large market (at approximately $30 billion in worldwide revenue) and feature chronic treatment modalities...this is a highly valued drug class. We believe that the JV will be a time and money efficient program with potentially significant financial rewards."

JV Development Plan

The JV intends to implement an initial development plan to file an IND and pursue FDA approval under Orphan Drug designation of AEM-28 as treatment for Homozygous Familial Hypercholesterolemia (HoFH), a genetic condition associated with extremely abnormal regulation of lipid levels in blood. Including the related market in Severe Refractory Hypercholesterolemia, the potential annual revenue for a safe, efficacious drug serving these two indications could be $1 billion. The initial funded development plan will extend through Phase 1a and 1b/2a clinical trials over an expected twenty-seven month period with a biomarker endpoint test targeting reduction of LDL. The JV may also fund research or studies to investigate Apo E mimetic peptides, including AEM-28 and analogs, for treatment of acute coronary syndrome.

Apo E Mimetic Molecule – AEM-28

Apolipoprotein E is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E binding domain that is avidly removed by heparin sulfate receptors in the liver. AEM-28 replicates the function of Apo E, and due to its small size, extends that function to LDL, which does not normally bind to the Apo E receptors on the liver. As a result, when AEM-28 is injected into the plasma, it associates with Apo B containing lipoproteins to facilitate their clearance into the liver by receptors specific for Apo E. Apo B lipoproteins (chylomicron remnants, VLDL, IDL and LDL) are proatherogenic and if elevated are associated with a significantly increased risk for cardiovascular disease. Since Apo B lipoproteins are the main substrates for the pathogenesis of atherosclerosis, lowering these lipoproteins is a major therapeutic strategy to prevent cardiovascular events. The Apo E receptor mediated uptake of AEM-28 enriched lipoproteins has enhanced capacity to remove the Apo B lipoproteins compared to the LDL/Apo B receptors in the liver and is the principal receptor mediated mechanism for the removal of post-prandial lipoproteins. By attaching to LDL, AEM-28 may provide an alternative pathway for clearance of these lipoproteins beyond the traditional LDL/Apo B receptor. AEM-28 as an Apo E mimetic has the potential to restore the ability of these atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk.  This is an important mechanism of action for AEM-28 that is not shared by other biological therapies presently in clinical development. For patients that lack LDL receptors (homozygous familial hypercholesterolemia or HoFH), AEM-28 may provide a therapeutic solution. This potential beneficial effect of AEM-28 for patients suffering from HoHF, which is a fatal disease, provides an opportunity for rapid regulatory approval for an orphan indication. For patients that have a deficiency of LDL-receptors due to heterozygous familial hypercholesterolemia (HeFH), many of these patients cannot achieve adequate LDL-c goals on existing therapy. In summary, AEM-28 has a unique mechanism of action that may provide substantial reductions of all the atherogenic Apo B containing lipoproteins (VLDL, VLDL-R, IDL and LDL). This profile may provide a significant clinical advantage over other therapies nearing regulatory approval for HoFH such as mipomersen (anti-sense Apo B) or lomitapide (MTP inhibitor).

Conference Call Information

Management will host a conference call and webcast on Wednesday, August 8, 2012, at 4:00 pm EDT / 1:00 p.m. PDT. The call may be accessed at 877-303-2908 (U.S.), 408-427-3860 (outside U.S.); accompanying slides may be viewed by logging onto the Investors section of the Company's website, www.capstonethx.com. A replay will be available beginning August 8, 2012 at 7:00 pm EDT until midnight August 11, 2012 and may be accessed at 855-859-2056 (U.S.) or 404-537-3406 (outside U.S.) with conference ID 17048917.

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Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2011, and other documents we file with the U.S. Securities and Exchange Commission

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

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